Bluegreen Vacations Announces Second Quarter 2018 Dividend

BOCA RATON, FL –  (BusinessWire) – April 19, 2018 – Bluegreen Vacations Corporation (NYSE: BXG) ("Bluegreen” or “the Company”) announced today that its board of directors has approved a cash dividend payment of $0.15 per share of common stock. The dividend is payable May 15, 2018 to shareholders of record on the close of trading on April 30, 2018.

About Bluegreen Vacations Corporation:

Bluegreen Vacations Corporation (NYSE: BXG) is a leading vacation ownership company that markets and sells vacation ownership interests (VOIs) and manages resorts in top leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with approximately 213,000 owners, 67 Club and Club Associate Resorts and access to more than 11,000 other hotels and resorts through partnerships and exchange networks as of December 31, 2017. Bluegreen Vacations also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services, to or on behalf of third parties. Bluegreen is 90% owned by BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), a diversified holding company. For further information, visit www.BluegreenVacations.com.

About BBX Capital Corporation:

About BBX Capital Corporation: BBX Capital Corporation (NYSE: BBX) (OTCQX: BBXTB), is a Florida-based diversified holding company whose activities include its 90 percent ownership interest in Bluegreen Vacations Corporation (NYSE: BXG) as well as its real estate and middle market divisions. For additional information, please visit www.BBXCapital.com.

Bluegreen Vacations Investor Relations Contact:

Danielle O’Brien, 212-704-8166

Email: Bluegreen@edelman.com

Bluegreen Vacations Media Contact:

Jennifer Williams, 561-912-8266

Email: Jennifer.Williams@bluegreenvacations.com

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Certain matters within this press release include “forward–looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements, including but not limited to, the risk that quarterly dividend payments may not be declared at the current annualized amount, in the future or on a regular basis, or as anticipated, if at all and risks associated with the Company’s future progress and performance.  For a description of risks relating to the payment of dividends as well as other risks and uncertainties, please review the “Risk Factors” section and other information contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission, which are available on the SEC's website, https://www.sec.gov, and on Bluegreen’s website, www.bluegreenvacations.com